Pricing Supplement No. 2683B

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank

Deutsche Bank AG

$2,150,000 Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI EAFE ETF due November 2, 2017

General

•	The Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI EAFE ETF due November 2, 2017 are designed for investors who seek a return at maturity of 150.00% of any increase in the price of the iShares® MSCI EAFE ETF (the “Underlying”), up to the Maximum Return of 24.75%. If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 10.00%, investors will receive at maturity a payment equal to the Face Amount per $1,000 Face Amount of BUyS. However, if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 10.00%, for each $1,000 Face Amount of BUyS, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. The BUyS do not pay any coupons or dividends and investors should be willing to lose some and possibly up to 90.00% of their investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Any payment on the BUyS is subject to the credit of the Issuer.
•	Senior unsecured obligations of Deutsche Bank AG due November 2, 2017
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The BUyS priced on April 28, 2016 (the “Trade Date”) and are expected to settle on May 3, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Underlying:	iShares® MSCI EAFE ETF (Ticker: EFA)
Issue Price:	100% of the Face Amount
Payment at Maturity:	• If the Final Price is greater than or equal to the Initial Price, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)
• If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of BUyS.

•     If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]

If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of BUyS, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. In this circumstance, you will lose some and possibly up to 90.00% of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return, expressed as a percentage, will equal: Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.

(Key Terms continued on next page)

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 13 of the accompanying prospectus, PS-5 of the accompanying prospectus supplement and page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Issuer’s estimated value of the BUyS on the Trade Date is $988.80 per $1,000 Face Amount of BUyS, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the BUyS” on page PS-3 of this pricing supplement for additional information.

By acquiring the BUyS, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the BUyS or the conversion of the BUyS into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the BUyS. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$2,150,000.00	$5,375.00	$2,144,625.00

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of BUyS.

The agent for this offering is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The BUyS are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

  Deutsche Bank Securities

April 28, 2016

(Key Terms continued from previous page)

Initial Price:	$58.70, equal to the Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	The closing price of one share of the Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Buffer Amount:	10.00%
Upside Leverage Factor:	150.00%
Maximum Return:	24.75%
Trade Date:	April 28, 2016
Settlement Date:	May 3, 2016
Final Valuation Date[1]:	October 30, 2017
Maturity Date[1]:	November 2, 2017
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A1NU1
ISIN:	US2515A1NU16

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the BUyS

The Issuer’s estimated value of the BUyS is equal to the sum of our valuations of the following two components of the BUyS: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the BUyS is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of BUyS, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the BUyS. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the BUyS, reduces the economic terms of the BUyS to you and is expected to adversely affect the price at which you may be able to sell the BUyS in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the BUyS or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the BUyS. The difference between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the BUyS on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your BUyS in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the BUyS determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the BUyS and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our BUyS for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the BUyS may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the BUyS, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the BUyS, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the BUyS may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the BUyS; (ii) convert the BUyS into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the BUyS to another entity, the amendment, modification or variation of the terms and conditions of the BUyS or the cancellation of the BUyS. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the BUyS, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the BUyS to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the BUyS, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the BUyS; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the BUyS; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such BUyS to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the BUyS as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the BUyS.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the BUyS

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these BUyS are a part and the prospectus dated April 27, 2016. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections or such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment at Maturity on the BUyS, Assuming a Range of Hypothetical Performances for the Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performances for the Underlying from -100.00% to +100.00%. The table below reflects the Maximum Return of 24.75%, the Upside Leverage Factor of 150.00% and the Buffer Amount of 10.00%. The actual Initial Price is set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Underlying Return (%)	Payment at Maturity ($)	Return on BUyS (%)
100.00%	$1,247.50	24.75%
75.00%	$1,247.50	24.75%
50.00%	$1,247.50	24.75%
40.00%	$1,247.50	24.75%
30.00%	$1,247.50	24.75%
20.00%	$1,247.50	24.75%
16.50%	$1,247.50	24.75%
15.00%	$1,225.00	22.50%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-75.00%	$350.00	-65.00%
-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Price is greater than the Initial Price, resulting in an Underlying Return of 30.00%. Because the Final Price is greater than the Initial Price and the Underlying Return multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a Payment at Maturity of $1,247.50 per $1,000 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 24.75%) = $1,247.50

Example 2: The Final Price is greater than the Initial Price, resulting in an Underlying Return of 5.00%. Because the Final Price is greater than the Initial Price and the Underlying Return multiplied by the Upside Leverage Factor is less than the Maximum Return, the investor receives a Payment at Maturity of $1,075.00 per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 5.00% x 150.00%) = $1,075.00

Example 3: The Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, resulting in an Underlying Return of -5.00%. Because the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of BUyS.

Example 4: The Final Price is less than the Initial Price by an amount greater than the Buffer Amount, resulting in an Underlying Return of -50.00%. Because the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]

$1,000 + [$1,000 x (-50.00% + 10.00%)] = $600.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The BUyS provide upside leveraged exposure to any increase in the price of the Underlying up to the Maximum Return of 24.75%. Consequently, the maximum Payment at Maturity will be $1,247.50 for each $1,000 Face Amount of BUyS you hold. Any payment on the BUyS is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the Face Amount per $1,000 Face Amount of BUyS is protected against a percentage decline in the Final Price, as compared to the Initial Price, of up to the Buffer Amount. If such percentage decline is greater than the Buffer Amount of 10.00%, for each $1,000 Face Amount of BUyS, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. In this circumstance, you will lose some and possibly up to 90.00% of your investment in the BUyS.

•	RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE ETF — The return on the BUyS, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI EAFE ETF, as described herein. The iShares® MSCI EAFE ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The iShares® MSCI EAFE ETF trades on NYSE Arca under the ticker symbol “EFA.” It is possible that the iShares® MSCI EAFE ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI EAFE ETF, the fees and expenses of the iShares® MSCI EAFE ETF or due to other circumstances. The investment advisor (the “Underlying Advisor”) to the iShares® MSCI EAFE ETF is Blackrock Fund Advisors. This section is only a summary of the iShares® MSCI EAFE ETF. For more information on the iShares® MSCI EAFE ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds — iShares® MSCI EAFE ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices — The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your BUyS and (ii) subject to the potential application of the “constructive ownership” regime discussed below, the gain or loss on your BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

Even if the treatment of the BUyS as prepaid financial contracts is respected, purchasing a BUyS could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the BUyS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the BUyS were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the BUyS. Notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the BUyS. You should consult your tax adviser regarding the potential application of FATCA to the BUyS.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the BUyS.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the shares of the Underlying or any of the component securities held by the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE BUYS MAY RESULT IN A LOSS — The BUyS do not pay any coupons or dividends and do not guarantee any return of your investment beyond the Buffer Amount of 10.00%. The return on the BUyS at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative. If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount, for each $1,000 Face Amount of BUyS, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. In this circumstance, you will lose some and possibly up to 90.00% of your investment in the BUyS. Any payment on the BUyS is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — If the Final Price is greater than or equal to the Initial Price, for each $1,000 Face Amount of BUyS, you will receive at maturity $1,000 plus an amount equal to $1,000 multiplied by the lesser of (i) the Underlying Return times the Upside Leverage Factor and (ii) the Maximum Return of 24.75%. Consequently, the maximum Payment at Maturity will be $1,247.50 for each $1,000 Face Amount of BUyS you hold, regardless of any further increase in the price of the Underlying, which may be significant.

•	THE BUYS DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the BUyS do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE BUYS ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The BUyS are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the BUyS depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the BUyS. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the BUyS and you could lose your entire investment.

•	THE BUYS MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the BUyS are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the BUyS; converting the BUyS into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the BUyS to another entity, amending, modifying or varying the terms and conditions of the BUyS or cancelling the BUyS. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and would be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the BUyS offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the BUyS differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the BUyS if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the BUyS, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the BUyS following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the BUyS, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the BUyS are subject to any Resolution Measure, secondary market trading in the BUyS may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the BUyS, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the BUyS. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE BUYS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE BUYS — The Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the BUyS. The difference between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the BUyS is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the BUyS, reduces the economic terms of the BUyS to you and is expected to adversely affect the price at which you may be able to sell the BUyS in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your BUyS or otherwise value your BUyS, that price or value may differ materially from the estimated value of the BUyS determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the BUyS in the secondary market.

•	INVESTING IN THE BUYS IS NOT THE SAME AS INVESTING IN THE SHARES OF THE UNDERLYING OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING — The return on your BUyS may not reflect the return you would have realized if you had directly invested in the shares of the Underlying or the component securities held by the Underlying. For instance, your return on the BUyS will be limited to the Maximum Return, regardless of any potential increase in the price of the Underlying, which could be significant.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR BUYS MAY NOT CHANGE IN THE SAME MANNER — Your BUyS may trade quite differently from the shares of the Underlying and the prices of the component securities held by the Underlying. Changes in the shares of the Underlying and the prices of the component securities held by the Underlying may not result in comparable changes in the value of your BUyS.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying or holders of shares of the Underlying would have.

•	The Policies of the UNDERLYING ADVISOR and Changes that Affect the Underlying or THE Tracked Index Could Adversely Affect the Value of the BUyS — The policies of the Underlying Advisor concerning the calculation of the Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by the Underlying, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index is calculated are reflected in the Underlying could adversely affect the price of the shares of the Underlying and, therefore, the value of, and your return on, the BUyS. The value of, and your return on, the BUyS could also be adversely affected if the Underlying Advisor changes these policies, for example, by changing the manner in which it calculates the Underlying’s NAV, or if the Underlying Advisor discontinues or suspends calculation or publication of the Underlying’s NAV, in which case it may become difficult to determine the value of the BUyS. If events such as these occur or if the Closing Price of the Underlying is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Price of the Underlying on the Final Valuation Date and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of the Underlying, Particularly During Periods of Market Volatility, May Not Match the Performance of THE Tracked Index or Its Net Asset Value per Share — The performance of the Underlying may not match the performance of the Tracked Index due to a number of factors. For instance, the Underlying may not hold all or substantially all of the securities included in the Tracked Index and the Underlying Advisor may invest a portion of the Underlying’s assets in securities not included in the Tracked Index. Therefore, the performance of the Underlying is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index.

In addition, because the shares of the Underlying are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Underlying may differ from the performance of the Tracked Index or the Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Underlying may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Underlying and/or create, redeem or hedge shares of the Underlying. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Underlying may be significantly lower than the Underlying’s NAV and the liquidity of the shares of the Underlying may be materially and adversely affected. Consequently, the performance of the Underlying may deviate significantly from the performance of the Tracked Index or the Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the BUyS may be determined based on the price of the Underlying when it deviates significantly from the performance of the Tracked Index or the Underlying’s NAV per share. If this occurs, the value of, and your return on, the BUyS may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the BUyS that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the BUyS. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the BUyS.

•	THE BUYS ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Underlying invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Underlying’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rates;

•	political, civil or military unrest;

•	the balance of payments between the countries represented in the Underlying and the U.S.; and

•	the extent of governmental surpluses or deficits in the countries represented in the Underlying and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Underlying, the U.S. and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Underlying strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the Underlying. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Underlying will be adversely affected and the value of the BUyS may be reduced. Additionally, the volatility and/or correlation (including the direction and extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Underlying could adversely affect the value of the BUyS.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN BUYS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlying holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the BUyS are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price of the Underlying and the value of your BUyS. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THERE IS NO AFFILIATION BETWEEN THE UNDERLYING OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY DISCLOSURE BY THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Underlying or the issuers of the component stocks held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the BUyS, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your BUyS. The Underlying has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your BUyS.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the BUyS may bear little relation to the historical closing prices of the Underlying and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment beyond the Buffer Amount of 10.00%.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR BUYS IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE BUYS ON THE TRADE DATE — While the payment(s) on the BUyS described in this pricing supplement is based on the full Face Amount of BUyS, the Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the BUyS. The Issuer’s estimated value of the BUyS on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your BUyS in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the BUyS determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the BUyS and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our BUyS for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the BUyS and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your BUyS, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your BUyS to maturity.

•	THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. There may be little or no secondary market for the BUyS. We or our affiliates intend to act as market makers for the BUyS but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the BUyS when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the BUyS, the price at which you may be able to sell your BUyS is likely to depend on the price, if any, at which we or our affiliates are willing to buy the BUyS. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the BUyS. If you have to sell your BUyS prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the price of the Underlying will affect the value of the BUyS more than any other single factor, the value of the BUyS prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the BUyS;

•	the market prices and dividend rates of the shares of the Underlying and of the component securities held by the Underlying;

•	the composition of the Underlying;

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the component securities held by the Underlying are traded in;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying, the Tracked Index or the markets generally;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the BUyS, it is possible that their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the BUyS to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the BUyS declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the BUyS. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the BUyS. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the BUyS, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the BUyS to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the BUyS to you in addition to any compensation they would receive for the sale of the BUyS.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE BUYS — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the BUyS or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the BUyS and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent, hedging our obligations under the BUyS and determining the Issuer’s estimated value of the BUyS on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the BUyS. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the BUyS on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the BUyS.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected.

Even if the treatment of the BUyS as prepaid financial contracts is respected, purchasing a BUyS could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the taxable disposition of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Underlying as described herein;

•	You are willing to invest in the BUyS based on the Upside Leverage Factor, the Maximum Return and the Buffer Amount;

•	You are willing to lose up to 90.00% of your initial investment;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk;

•	You do not seek current income from this investment; and

•	You do not seek an investment for which there will be an active secondary market.

The BUyS may not be suitable for you if:

•	You do not seek an investment with a return linked to the performance of the Underlying as described herein;

•	You are unwilling to invest in the BUyS based on the Upside Leverage Factor, the Maximum Return and the Buffer Amount;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Amount;

•	You seek an investment with uncapped upside returns;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You are unwilling to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Underlying based on its daily closing prices from April 28, 2011 through April 28, 2016. The closing price of the iShares® MSCI EAFE ETF on April 28, 2016 was $58.70. The graph below also indicates by a broken line the closing price that would result in a percentage decline from the closing price of $58.70 on April 28, 2016 that is equal to the Buffer Amount of 10.00%. We obtained the historical closing prices below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the BUyS. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of BUyS. Deutsche Bank AG will reimburse DBSI for such custodial fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the BUyS to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the BUyS

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the BUyS offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such BUyS will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the BUyS by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.